Exhibit 10.1
ALPHA NATURAL RESOURCES, INC and Subsidiaries
DEFERRED COMPENSATION PLAN
Amended and restated
For reference purposes, Alpha Natural Resources, Inc. (Alpha) and each of its direct and indirect subsidiaries that has adopted this Plan are referred to herein as the “Company”. Consequently, for employees of Alpha’s subsidiaries that have adopted this Plan, any reference herein to the “Company” should be interpreted as a reference to your particular employer (Alpha or one of its subsidiaries that has adopted this Plan).

ALPHA NATURAL RESOURCES, INC and Subsidiaries
DEFERRED COMPENSATION PLAN
ARTICLE I — PURPOSE; EFFECTIVE DATE
1.1.	Purpose. The purpose of this Deferred Compensation Plan (hereinafter, the “Plan”) is to permit a select group of management and highly compensated employees of ALPHA NATURAL RESOURCES, INC and its subsidiaries that have adopted the Plan to defer the receipt of income which would otherwise become payable to them. It is intended that this plan, by providing this deferral opportunity, will assist the Company in retaining and attracting individuals of exceptional ability by providing them with these benefits.

1.2.	Effective Date. The Plan shall be effective as of December 31, 2004, and has been amended and restated as of May 1, 2005.
ARTICLE II — DEFINITIONS
               For the purpose of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:
2.1.	Account(s). “Account(s)” means the account or accounts maintained on the books of the Company used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets. The Accounts available for each Participant shall be identified as:
a)	Retirement Account;

b)	In-Service Account; each Participant may maintain up to two (2) In-Service Accounts based on selecting different times of payments as selected under Article 5, below; and,

c)	SRP (Supplemental Retirement Plan) Account
2.2.	Beneficiary. “Beneficiary” means the person, persons or entity as designated by the Participant, entitled under Article VI to receive any Plan benefits payable after the Participant’s death.

2.3.	Board. “Board” means the Board of Managers of the Company.

2.4.	Committee. “Committee” means the Committee appointed by the Board to administer the Plan pursuant to Article VII. The initial Committee so designated by the Board shall consist of the Vice President of Human Resources, Executive Vice President/Chief Administrative Officer and the President/CEO.

2.5.	Company. “Company” means ALPHA NATURAL RESOURCES, INC, a Delaware company, and any directly or indirectly affiliated subsidiary that has adopted this Plan or any successor to the business thereof. A list of subsidiaries that have adopted this Plan are attached to this document as Annex A.

2.6.	Compensation. “Compensation” means the Alpha Natural Resources Annual Incentive Bonus Plan earned by and payable to a Participant with respect to employment services performed for the Company by the Participant and which are or will be considered to be “wages” for purposes of federal income tax withholding. For purposes of this Plan only, Compensation shall be calculated before reduction for any amounts deferred by the Participant pursuant to the Company’s tax qualified plans which may be maintained under § 401(k) or § 125 of the Internal Revenue Code of 1986, as amended, (the “Code”), or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation. Inclusion of any other forms of compensation is subject to Committee approval.

2.7.	Compensation Limit. “Compensation Limit” means of the amount of total annual compensation (base salary paid plus bonus paid during the deferral period) which can be considered for purposes of determining benefits provided under a tax-qualified employee pension or profit-sharing plan as provided in § 401(a)(17) of the Code.

2.8.	Deferral Commitment. “Deferral Commitment” means a commitment made by a Participant to defer a portion of Compensation as set forth in Article III. The Deferral Commitment shall apply to each payment of bonus made by a Participant during a Deferral Period, and shall specify the Account or Accounts to which the Compensation deferred shall be credited as well as the time and form of payment from such Account. Such designation shall be made in whole percentages, or as otherwise permitted by the Committee and shall be made in a form and at a time deemed acceptable to the Committee. A Deferral Commitment shall remain in effect until amended or revoked as provided under Section 3.3, below.

2.9.	Deferral Period.“Deferral Period” means each calendar year, except as otherwise set forth in Section 3.1(b or c) herein.

2.10.	Determination Date. “Determination Date” means the last day of each calendar month.

2.11.	Disability. “Disability” means a physical or mental condition whereby the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

2.12.	Discretionary Contribution. “Discretionary Contribution” means the Company contribution credited to a Participant’s Account(s) under Section 4.6, below.

2.13.	Interest. “Interest” means the amount credited to a Participant’s Account(s) on each Determination Date, which shall be based on the Valuation Funds chosen by the Participant as provided in Section 2.20, below and in a manner consistent with Section 4.5, below. Such credits to a Participant’s Account may be either positive or negative to reflect the increase or decrease in value of the Account in accordance with the provisions of this Plan.

2.14.	Financial Hardship. “Financial Hardship” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in § 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.15.	Participant. “Participant” means any employee who is eligible, pursuant to Section 3.1, below, to participate in this Plan, and who has elected to defer Compensation under this Plan in accordance with Article III, below, or who has received a Discretionary Contribution or SRP Contribution. Such employee shall remain a Participant in this Plan for the period of deferral and until such time as all benefits payable under this Plan have been paid in accordance with the provisions hereof.

2.16.	Plan. “Plan” means this Deferred Compensation Plan as amended from time to time.

2.17.	Retirement. “Retirement” means the termination of the Participant’s employment with Alpha Natural Resources, Incorporated or any of its subsidiaries that has adopted this Plan after the Participant has attained age 55.

2.18.	SRP Contribution. “SRP Contribution” means the contribution made by the Company credited to the Participant’s SRP Account under Section 4.4, below.

2.19.	Specified Employees. “Specified Employees” means key employees, as defined in Section 416 (i) of the Code without regard to paragraph (5) thereof, of the Company.

2.20.	Valuation Funds. “Valuation Funds” means one or more of the independently established funds or indices that are identified and listed by the Committee. These Valuation Funds are used solely to calculate the Interest that is credited to each Participant’s Account(s) in accordance with Article IV, below, and does not represent, nor should it be interpreted to convey any beneficial interest on the part of the Participant in any asset or other property of the Company. The determination of the increase or decrease in the performance of each Valuation Fund shall be made by the Committee in its reasonable discretion. The Committee shall select the various Valuation Funds available to the Participants with respect to this Plan and shall set forth a list of these Valuation Funds attached hereto as Exhibit A, which may be amended from time to time in the discretion of the Committee.
ARTICLE III — ELIGIBILITY AND PARTICIPATION

3.1.	Eligibility and Participation.
a)	Eligibility. Eligibility to participate in the Plan shall be limited to those select key employees of the Company who are designated by management, from time to time, and approved by the Committee.

b)	Participation. An employee’s participation in the Plan shall be effective upon notification to the employee by the Committee of eligibility to participate, and completion and submission of a Deferral Commitment, and an Allocation Form to the Committee no later than fifteen (15) days prior to the beginning of the Deferral Period or as otherwise provided by the Committee. Notwithstanding, a Participant may submit a Deferral Commitment with respect to Compensation payable during 2005 provided that the Deferral Commitment must be submitted no later than the earlier of: (i) March 15, 2005; or, (ii) the date on which the Compensation is paid or becomes payable to the Participant.

c)	First-Year Participation. When an individual first becomes eligible to participate in this Plan during a Deferral Period, a Deferral Commitment may be submitted to the Committee within thirty (30) days after the Committee notifies the individual of eligibility to participate. Such Deferral Commitment will be effective only with regard to Compensation earned and payable following submission of the Deferral Commitment to the Committee.
3.2.	Form of Deferral Commitment. A Participant may elect to make a Deferral Commitment in the form permitted by the Committee. The Deferral Commitment shall specify the following:
a)	Deferral Amounts; Accounts. A Deferral Commitment shall be made with respect to bonus that is earned by or payable to the Participant during the Deferral Period, and shall designate the portion of each that shall be allocated among the various Accounts, except that no amount of Compensation may be deferred into the Participant’s SRP Account. No deferral shall be made to an Account at the same time that a distribution is to be made from that Account. The Participant shall set forth the amount of Compensation to be deferred as a full percentage of bonus, a stated dollar amount, or as a full percentage of bonus in excess of a stated dollar amount.

b)	Allocation to Valuation Funds. The Participant shall specify in a separate form (known as the “Allocation Form”) filed with the Committee, the Participant’s initial allocation of the amounts deferred into each Account among the various available Valuation Funds.

c)	Maximum Deferral. The maximum amount of each payment of bonus or incentive compensation that may be deferred shall be one hundred percent (100%).
3.3.	Period of Commitment. Once a Participant has made a Deferral Commitment, that Commitment shall remain in effect for the next succeeding Deferral Period and shall remain in effect for all future Deferral Periods unless revoked or amended in writing by the Participant and delivered to the Committee no later than fifteen (15) days prior to the beginning of a subsequent Deferral Period.

3.4.	Commitment Limited by Termination or Disability. If a Participant suffers a Disability or terminates employment with Company prior to the end of the Deferral Period, the Deferral

Period shall end as of the date of Disability or termination.

3.5.	Modification of Deferral Commitment. Except as provided in Sections 3.3, 3.4, above, and 5.5 below, a Deferral Commitment shall be irrevocable by the Participant during a Deferral Period.

3.6.	Change in Employment Status. If the Committee determines that a Participant’s employment performance is no longer at a level that warrants reward through participation in this Plan, but does not terminate the Participant’s employment with Company, the Participant’s existing Deferral Commitment shall terminate at the end of the Deferral Period, and no new Deferral Commitment may be made by such Participant after notice of such determination is given by the Committee, unless the Participant later satisfies the requirements of §3.1, above. If the Committee, in its sole discretion, determines that the Participant no longer qualifies as a member of a select group of management or highly compensated employees, as determined in accordance with the Employee Retirement Income Security Act of 1974, as amended, the Committee may, in its sole discretion terminate any Deferral Commitment for that year, prohibit the Participant from making any future Deferral Commitments and/or distribute the Participant’s Account Balances in accordance with Article V of this Plan as if the Participant had terminated employment with the Company as of that time.

3.7.	Defaults in Event of Incomplete or Inaccurate Deferral Commitments. In the event that a Participant submits a Deferral Commitment to the Committee that contains information necessary to the efficient operation of this Plan which, in the sole discretion of the Committee, is incomplete or inaccurate, the Committee shall be authorized to assume the following, and such assumptions shall be communicated to the Participant:
a)	If no Account is listed – assume Retirement Account was selected;

b)	If Accounts listed equal less than 100% — assume balance is deferred into Retirement Account;

c)	If Accounts listed equal more than 100% – assume proportionate reduction to each Account selected;

d)	If no Valuation Fund is selected – assume Moody’s Long-term Corporate Bond Monthly Average Corporate Rate was selected;

e)	If Valuation Fund(s) selected equal less than 100% — assume that Moody’s Long-term Corporate Bond Monthly Average Corporate Rate was selected for balance;

f)	If Valuation Fund(s) selected equal more than 100% — assume proportionate reduction to each Valuation Fund selected;

g)	If no form of payment is selected – assume lump sum was selected; and,

h)	If no time of payment is chosen for In-Service Account – assume the earliest possible date available under the provisions of Section 5.2, below was selected.
ARTICLE IV — DEFERRED COMPENSATION ACCOUNT

4.1.	Accounts. The Compensation deferred by a Participant under the Plan, any Discretionary Contributions, SRP Contributions and Interest shall be credited to the Participant’s Account(s). Separate accounts may be maintained on the books of the Company to reflect the different Accounts chosen by the Participant, and the Participant shall designate the portion of each deferral that will be credited to each Account as set forth in Section 3.2(a), above. These Accounts shall be used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets.

4.2.	Timing of Credits. A Participant’s Compensation which has been elected to be deferred shall be credited to each Account designated by the Participant on the last day of the month during which the Compensation deferred would have otherwise been payable to the Participant. Any Discretionary Contributions shall be credited to the appropriate Account(s) at a time as provided by the Committee. SRP Contributions shall be credited to the SRP Account as set forth below in Section 4.4.

4.3.	Withholding. Any withholding of taxes or other amounts with respect to deferred Compensation that is required by local, state or federal law shall be withheld from the Participant’s corresponding non-deferred portion of the Compensation to the maximum extent possible, and any remaining amount shall reduce the amount credited to the Participant’s Account in a manner specified by the Committee.

4.4.	Contributions To SRP Account. Company shall make a contribution to each Participant’s SRP Account as soon as is practical after the close of each calendar year, but in no event later than March 15th. The amount of the contribution under this Section shall be equal to the sum of (a), (b) and (c) where:
a)	Equals three percent (3%) of the Participant’s total annual compensation for the preceding calendar year in excess of the Compensation Limit for that prior calendar year;

b)	Equals fifty percent (50%) of the amount of Compensation deferred by the Participant in the prior calendar year under this Plan, but in no event will the amount determined under this sub-Section (b) exceed two percent (2%) of the Participant’s total annual compensation for the preceding calendar year in excess of the Compensation Limit for that prior calendar year; and,

c)	Equals an amount determined by the Committee to equal the Company contributions not made by the Company to other Company-sponsored benefit plans solely as a result of the Participant’s participation in this Plan.
4.5.	Valuation Funds. A Participant shall designate, at a time and in a manner acceptable to the Committee, one or more Valuation Funds for each Account for the sole purpose of determining the amount of Interest to be credited or debited to such Account. Such election shall designate the portion of each deferral of Compensation made into each Account that shall be allocated among the available Valuation Fund(s), and such election shall apply to each succeeding deferral of Compensation until such time as the Participant shall file a new election with the Committee. Upon notice to the Committee, the Participant may also reallocate the balance in each Valuation

Fund among the other available Valuation Funds as of the next succeeding Determination Date.

4.6.	Discretionary Contributions. Company may make Discretionary Contributions to a Participant’s Account. Discretionary Contributions shall be credited at such times and in such amounts as recommended by the Committee and approved by the Compensation Committee of the Board, or the Board in its sole discretion. Unless the Committee specifies otherwise, such Discretionary Contribution shall be allocated among the various Accounts in the same proportion as set forth in section 4.1, above.

4.7.	Determination of Accounts. Each Participant’s Account as of each Determination Date shall consist of the balance of the Account as of the immediately preceding Determination Date, adjusted as follows:
a)	New Deferrals; SRP Contributions. The appropriate Account shall be increased by any deferred Compensation credited since such prior Determination Date in the proportion chosen by the Participant, and by any SRP Contributions credited to the SRP Account since such prior Determination Date, except that no amount of new deferrals shall be credited to an Account at the same time that a distribution is to be made from that Account.

b)	Discretionary Contributions. Each Account shall be increased by any Discretionary Contributions credited since such prior Determination as set forth above in sections 4.1 and 4.6 or as otherwise directed by the Committee.

c)	Distributions. Each Account shall be reduced by the amount of each benefit payment made from that Account since the prior Determination Date. Distributions shall be deemed to have been made proportionally from each of the Valuation Funds maintained within such Account based on the proportion that such Valuation Fund bears to the sum of all Valuation Funds maintained within such Account for that Participant as of the Determination Date immediately preceding the date of payment.

d)	Interest. Each Account shall be increased or decreased by the Interest credited to such Account since such Determination Date as though the balance of that Account as of the beginning of the current month had been invested in the applicable Valuation Funds chosen by the Participant.
4.8.	Vesting of Accounts. Each Participant shall be vested in the amounts credited to such Participant’s Account and Interest thereon as follows:
a)	Amounts Deferred. A Participant shall be one hundred percent (100%) vested at all times in the amount of Compensation elected to be deferred under this Plan and Interest thereon.

b)	Discretionary Contributions. Discretionary Contributions into a Participant’s Retirement and In-Service Account(s) and Interest thereon shall become vested as determined by the Compensation Committee of the Board, or the Board.

c)	SRP Account Contributions. Contributions under Section 4.4 of this Plan to a Participant’s SRP Account and Interest thereon shall become one hundred percent (100%) vested upon the Participant’s completion of five (5) years of complete service with the Company.
4.9.	Statement of Accounts. The Committee shall give to each Participant a statement showing the balances in the Participant’s Account on a quarterly basis.
ARTICLE V — PLAN BENEFITS
5.1.	Retirement Account. The vested portion of a Participant’s Retirement Account shall be distributed to the Participant upon the termination of employment with the Company.
a)	Timing of Payment. Subject to Section 5.6, benefits under this section shall be payable as soon as administratively practical after termination of employment, and subsequent payments, if the form of payment selected provides for subsequent payments, shall be made on the anniversary of the initial payment.

b)	Form of Payment. The form of benefit payment shall be that form selected by the Participant in the first Deferral Commitment which designated a portion of the Compensation deferred be allocated to the Retirement Account, and as permitted pursuant to Section 5.7, below, except that if the Participant terminates employment prior to Retirement, the Retirement Account shall be paid in the form of a lump sum payment.
5.2.	SRP Account. The vested portion of a Participant’s SRP Account shall be distributed to the Participant upon the termination of employment with the Company.
a)	Timing of Payment. Subject to Section 5.6, benefits under this section shall be payable as soon as administratively practical after termination of employment, and subsequent payments, if the form of payment selected provides for subsequent payments, shall be made on the anniversary of the initial payment.

b)	Form of Payment. The form of benefit payment shall be that form selected by the Participant at the time a SRP contribution is first allocated to the Participant’s SRP Account, and as permitted pursuant to Section 5.7, below, except that if the Participant terminates employment prior to Retirement, the SRP Account shall be paid in the form of a lump sum payment.
5.3.	In-Service Account. The vested portion of a Participant’s In-Service Account shall be distributed to the Participant upon the date chosen by the Participant.
a)	Timing of Payment. Subject to Section 5.6, benefits under this section shall be payable on the date specified in the first Deferral Commitment which designated a portion of the Compensation deferred be allocated to the In-Service Account, and subsequent payments, if the form of payment selected provides for subsequent payments, shall be made on the anniversary of the initial payment. In no event shall the date selected be earlier than the first day of the sixth calendar year following the initial filing of the Deferral Commitment with respect to that In-Service Account. In the event that the Participant terminates employment with the Company prior to the date so specified, the benefits under this section shall commence as soon as administratively practical after termination of employment.

b)	Form of Payment. The form of benefit payment shall be that form selected by the Participant in the first Deferral Commitment which designated a portion of the Compensation deferred be allocated to the In-Service Account, and as permitted pursuant to

Section 5.7, below, except that if the Participant terminates employment with the Company prior to the date so specified and such termination occurs prior to Retirement, then the In-Service Account shall be paid in the form of a lump sum payment.

c)	Change of Time of Payment. The Participant may request to amend the intended date of payment initially chosen for an In-Service Account, and the Committee may grant or deny such request in its sole and complete discretion. The Participant must file this request no later than twelve (12) months prior to the date of payment in force immediately prior to the filing of such request. The date of payment specified in such request shall be no earlier than five (5) years after the date of payment in force immediately prior to the filing of such request.
5.4.	Death Benefit. Upon the death of a Participant prior to the commencement of benefits under this Plan from any particular Account, Company shall pay to the Participant’s Beneficiary an amount equal to the vested Account balance in that Account in the form of a lump sum payment. In the event of the death of the Participant after the commencement of benefits under this Plan from any Account, the benefits from that Account(s) shall be paid to the Participant’s designated Beneficiary from that Account at the same time and in the same manner as if the Participant had survived, except that the Committee may, in its sole discretion, approve a request for payment in an Actuarial Equivalent form.

5.5.	Hardship Distributions. Upon a finding that a Participant has suffered a Financial Hardship or Disability, the Committee may, in its sole discretion, amend the existing Deferral Commitment, or make distributions from any or all of the Participant’s vested Account balances. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant’s needs resulting from the Financial Hardship or Disability, plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution. In determining the amount of such distribution, the Committee shall take into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent that the liquidation of such assets would not itself cause severe financial hardship).

5.6.	Payment to Specified Employees. Payments of benefits from the Retirement Account and benefits payable from an In-Service Account caused by the termination of employment (including death) of a Participant who is determined to meet the definition of Specified Employee shall be payable as otherwise provided, except that the initial payment shall be made no earlier than the six (6) months following the termination of employment with the Employer.

5.7.	Form of Payment. Unless otherwise specified in Sections 5.4 and 5.8, the benefits payable from any Account under this Plan shall be paid in the form of benefit as provided below, and specified by the Participant in the Deferral Commitment. The permitted forms of benefit payments are:
a)	A lump sum amount which is equal to the vested Account balance; and,

b)	Annual installments for a period of up to a maximum of ten (10) years in the event of payment of a Retirement Account, fifteen (15) years in the event of a SRP Account, or five (5) years in the event of an In-Service Account, where the annual payment shall be equal to the balance of the Account immediately prior to the payment, multiplied by a fraction, the numerator of which is one (1) and the denominator of which commences at the number of annual payment initially chosen and is reduced by one (1) in each succeeding year. Interest on the unpaid balance shall be based on the most recent allocation among the available Valuation Funds chosen by the Participant, made in accordance with Section 4.5, above.
5.8.	Small Account. If the total of a Participant’s vested, unpaid Account balance as of the time the payments are to commence from the Participant’s Account is less than $15,000, the remaining unpaid, vested Account shall be paid in a lump sum, notwithstanding any election by the Participant to the contrary.

5.9.	Withholding; Payroll Taxes. Company shall withhold from any payment made pursuant to this Plan any taxes required to be withheld from such payments under local, state or federal law. A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to Section 3405(a)(2) of the Code, or any successor provision thereto.

5.10.	Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, or incompetent person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee and Company from all liability with respect to such benefit.

5.11.	Effect of Payment. The full payment of the applicable benefit under this Article V shall completely discharge all obligations on the part of the Company to the Participant (and the Participant’s Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Participant’s Beneficiary’s) rights under this Plan shall terminate.
ARTICLE VI — BENEFICIARY DESIGNATION
6.1.	Beneficiary Designation. Each Participant shall have the right, at any time, to designate one (1) or more persons or entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s vested Account balance. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant’s lifetime. Designation by a married Participant to the Participant’s spouse of less than a fifty percent (50%) interest in the benefit due shall not be effective unless the spouse executes a written consent that acknowledges the effect of the designation, or it is established that the consent cannot be obtained because the spouse cannot be located.

6.2.	Changing Beneficiary. Any Beneficiary designation may be changed by an unmarried

Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee. A married Participant’s Beneficiary designation may be changed by a Participant with the consent of the Participant’s spouse as provided for in Section 6.1 above, by the filing of a new designation and such new filing shall cancel all designations previously filed.

6.3.	Change in Marital Status. If the Participant’s marital status changes after the Participant has designated a Beneficiary, the following shall apply:
a)	If the Participant is married at death but was unmarried when the designation was made, the designation shall be void unless the spouse has consented to it in the manner prescribed in Section 6.1 above.

b)	If the Participant is unmarried at death but was married when the designation was made:
i)	The designation shall be void if the spouse was named as Beneficiary.

ii)	The designation shall remain valid if a non-spouse Beneficiary was named.
c)	If the Participant was married when the designation was made and is married to a different spouse at death, the designation shall be void unless the new spouse has consented to it in the manner prescribed in Section 6.1 above.
6.4.	No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:
a)	The Participant’s surviving spouse;

b)	The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves surviving issue, then such issue shall take by right of representation the share the deceased child would have taken if living;

c)	The Participant’s estate.
6.5.	Effect of Payment. Payment to the Beneficiary shall completely discharge the Company’s obligations under this Plan.
ARTICLE VII — ADMINISTRATION
7.1.	Committee; Duties. This Plan shall be administered by the Committee, which shall consist of not less than three (3) persons appointed by the Board, except in the event of a Change in Control as provided in Section 7.5 below. The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as they may arise in such administration. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under this Plan.

7.2.	Agents. The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.3.	Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.4.	Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct.
ARTICLE VIII — CLAIMS PROCEDURE
8.1.	Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as “Claimant”), or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practical.

8.2.	Denial of Claim. If the claim or request is denied, the written notice of denial shall state:
a)	The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

b)	A description of any additional material or information required and an explanation of why it is necessary; and

c)	An explanation of the Plan’s claim review procedure.
8.3.	Review of Claim. Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing to the Committee. Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days after receipt by the Committee of Claimant’s claim or request. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4.	Final Decision. The decision on review shall normally be made within sixty (60) days after the Committee’s receipt of claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.
ARTICLE IX — AMENDMENT AND TERMINATION OF PLAN
9.1.	Amendment. The Board may at any time amend the Plan by written instrument, notice of which is given to all Participants and to Beneficiary receiving installment payments, subject to the following:
a)	Preservation of Account Balance. No amendment shall reduce the amount accrued in any Account as of the date such notice of the amendment is given.

b)	Changes in Interest Rate. No amendment shall reduce, either prospectively or retroactively, the rate of Interest to be credited to the amount already accrued in any of the Participant’s Account and any amounts credited to the Account under Deferral Commitments already in effect on that date, except as may be provided in section 2.19 above as a result of a selection or deletion of available Valuation Funds.
9.2.	Company’s Right to Terminate. The Board may at any time partially or completely terminate the Plan if, in its judgement, the tax, accounting or other effects of the continuance of the Plan, or potential payments thereunder would not be in the best interests of Company.
a)	Partial Termination. The Board may partially terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments. If such a partial termination occurs, the Plan shall continue to operate and be effective with regard to Deferral Commitments entered into prior to the effective date of such partial termination.

b)	Complete Termination. The Board may completely terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments, and by terminating all ongoing Deferral Commitments provided that such termination of the Plan is not treated as an “acceleration of benefits” as described in IRC §409A(a)(3) and appropriate Treasury regulations or other guidance issued by the Internal Revenue Service or Treasury. In the event of permitted complete termination, the Plan shall cease to operate and Company shall distribute each Account to the appropriate Participant. Payment shall be made as a lump sum or in the number of annual installments indicated below based on the sum of the Participant’s Account Balances at the time of termination of the Plan by the Board where the annual payment shall be equal to the balance of the Accounts immediately prior to the payment, multiplied by a fraction, the numerator of which is one (1) and the denominator of which commences at the number of annual payment indicated below and is reduced by one (1) in each succeeding year:

Account Balance	Payout Period
Less than $10,000	Lump Sum
$10,000 but less than $50,000	3 Years
More than $50,000	5 Years

Interest on the unpaid balance shall be based on the most recent allocation among the available Valuation Funds chosen by the Participant in accordance with Section 4.5.
ARTICLE X — MISCELLANEOUS
10.1.	Unfunded Plan. This plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, the Board may terminate the Plan and make no further benefit payments or remove certain employees as Participants if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3 (2) of ERISA (as currently in effect or hereafter amended) which is not so exempt.

10.2.	Company Obligation. The obligation to make benefit payments to any Participant under the Plan shall be an obligation solely of the Company with respect to the deferred Compensation receivable from, and contributions by, that Company and shall not be an obligation of another company.

10.3.	Unsecured General Creditor. Notwithstanding any other provision of this Plan, Participants and Participants’ Beneficiary shall be unsecured general creditors, with no secured or preferential rights to any assets of Company or any other party for payment of benefits under this Plan. Any property held by Company for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. Company’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

10.4.	Trust Fund. Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, Company may establish one (1) or more trusts, with such trustees as the Board may approve, for the purpose of assisting in the payment of such benefits. Although such a trust shall be irrevocable, its assets shall be held for payment of all Company’s general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of Company.

10.5.	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgements, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.6.	Not a Contract of Employment. This Plan shall not constitute a contract of employment between Company and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

10.7.	Protective Provisions. A Participant will cooperate with Company by furnishing any and all information requested by Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Company may deem necessary and taking such other action as may be requested by Company.

10.8.	Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the Commonwealth of Virginia, except as preempted by federal law.

10.9.	Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.10.	Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in company’s records.

10.11.	Successors. The provisions of this Plan shall bind and inure to the benefit of Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Company, and successors of any such corporation or other business entity.

ALPHA NATURAL RESOURCES, INC

BY:

DATED:

Exhibit A
Valuation Funds as of April 12, 2005
Moody’s Long-term Corporate Bond Monthly Average Corporate Rate

Annex A
Subsidiaries adopting this Plan
Alpha Coal Sales Co., LLC
Alpha Natural Resources Services, LLC
AMFIRE Mining Company, LLC
Black Dog Coal Corp.
Brooks Run Mining Company, LLC
Dickenson-Russell Coal Company, LLC
Enterprise Mining Company, LLC
Herndon Processing Company, LLC
Kepler Processing Company, LLC
Kingwood Mining Company, LLC
Litwar Processing Company, LLC
Maxxim Rebuild Co., LLC
Maxxim Shared Services, LLC
Paramont Coal Company Virginia, LLC
Riverside Energy Company, LLC